EXHIBIT 99.2

{Access Letterhead}
ACCESS NEWS

Contact: Company                                                                             Contact:Investor Relations
Stephen B. Thompson                                                                Donald C. Weinberger/Diana Bittner (media)
Vice President, Chief Financial Officer                                                        Wolfe Axelrod Weinberger Assoc. LLC
Access Pharmaceuticals, Inc.                                                                                 (212) 370-4500
(214) 905-5100

ACCESS PHARMACEUTICALS CLOSES ACQUISITION OF MACROCHEM CORP.

- Acquisition of Four Clinical Stage Product Candidates Adds to Robust Pipeline -

DALLAS, TX, February 26, 2009, Access Pharmaceuticals, Inc. (OTCBB:ACCP) announced today that it has closed the acquisition of MacroChem Corporation through the issuance of 2.5 million shares of Access Pharmaceuticals’ common stock, as previously announced. Access gains the rights to MacroChem’s product portfolio which includes two clinical stage oncology products, 4-thio Ara-C (Thiarabine), which is a next generation nucleoside analogue licensed from Southern Research Institute and sodium phenylbutyrate, which is licensed from the NIH. MacroChem’s portfolio of late stage clinical drug candidates includes Pexiganan, a novel topical anti-infective for the treatment of diabetic foot infection that has already completed two Phase 3 clinical trials; EcoNail, a novel topical treatment for onychomycosis that completed a Phase 2 clinical trial; and two proprietary dermatology drug platforms, SEPA® and MacroDerm.

“The acquisition of MacroChem brings additional late-stage clinical drug candidates into the Access pipeline,” stated Jeffrey B. Davis, Access’ President and CEO. “We are currently active in partnering and out-licensing discussions, and MacroChem’s assets will be added to that partnering effort. The oncology assets are highly synergistic with the oncology development efforts ongoing at Access and we look forward to the opportunity to move them along in the clinic.”

About Thiarabine:  Thiarabine, or 4-thio Ara-C, is a next generation nucleoside analogue licensed from Southern Research Institute. The compound has been in two Phase 1/2 solid tumor human clinical trials and was shown to have anti-tumor activity. Access is working with leukemia and lymphoma specialists at M.D. Anderson Cancer Center in Houston and intends to initiate additional Phase 2 clinical trials in adult AML, ALL and other indications.

About Pexiganan:  Pexiganan is a novel topical broad-spectrum antibiotic being developed for the treatment of mild-to-moderate diabetic foot ulcer infections. Pexiganan has been through two Phase 3 clinical trials, the data of which was presented last December 15, 2008 in the journal Clinical Infectious Diseases. Access is actively seeking co-development partners for Pexiganan.

About EcoNail:  EcoNail is a proprietary lacquer formulation of the anti-fungal econazole and MacroChem’s SEPA for the treatment of onychomycosis. EcoNail recently completed a Phase 2 clinical trial and the company is currently evaluating its development and partnering strategy.

About Phenylbutyrate:  Sodium phenylbutyrate, an HDAC inhibitor, has been investigated in multiple Phase 1/2 NIH and clinician-sponsored trials, and is currently approved by the FDA for the treatment of hyperuremia, a pediatric orphan indication.

About Access: Access Pharmaceuticals, Inc. is an emerging biopharmaceutical company that develops and commercializes propriety products for the treatment and supportive care of cancer patients. Access' products include ProLindac™, currently in Phase 2 clinical testing of patients with ovarian cancer, and MuGard™ for the management of patients with mucositis. The company also has other advanced drug delivery technologies including Cobalamin™-mediated targeted delivery and oral drug delivery, its proprietary nanopolymer delivery technology based on the natural vitamin B12 uptake mechanism; Angiolix®, a humanized monoclonal antibody which acts as an anti-angiogenesis factor and is targeted to breast cancer; Prodrax®, a non-toxic prodrug which is activated in the hypoxic zones of solid tumors to kill cancer cells; Alchemix, a chemotherapeutic agent that combines multiple modes of action to overcome drug resistance. Access is also developing Phenylbutyrate, an HDAC inhibitor and differentiating agent currently a Phase 2 clinical candidate. For additional information on Access Pharmaceuticals, please visit our website at www.accesspharma.com ..

This press release contains certain statements that are forward-looking within the meaning of Section 27a of the Securities Act of 1933, as amended, and that involve risks and uncertainties. These statements include those relating to: clinical trial plans and timelines and clinical results for ProLindac and product candidates acquired in the MacroChem transaction, our ability to execute licensing agreements in the future, Access’ plans to continue and initiate clinical trials, the value of its products in the market, its ability to achieve clinical and commercial success and its ability to successfully develop marketed products. These statements are subject to numerous risks, including but not limited Access’ need to obtain additional financing in order to continue the clinical trial and operations and to the risks detailed in Access’ Annual Reports on Form 10-K and other reports filed by Access with the Securities and Exchange Commission.

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